EXHIBIT 99.1

Oritani Financial Corp. Announces 2nd Quarter Results and Dividend

TOWNSHIP OF WASHINGTON, N.J., Jan. 24, 2017 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $11.4 million, or $0.26 per basic and diluted common share, for the three months ended December 31, 2016, and $22.0 million, or $0.51 per basic (and $0.50 diluted) common share, for the six months ended December 31, 2016.  Net income was $16.4 million, or $0.39 per basic (and $0.38 diluted) common share, for the three months ended December 31, 2015, and $29.0 million, or $0.70 per basic (and $0.68 diluted) common share, for the six months ended December 31, 2015.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be February 3, 2017 and the payment date will be February 17, 2017.

“I am pleased to report that, in addition to solid operating results, Oritani exceeded $4 billion in total assets of as December 31, 2016,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “Oritani’s total assets were $1.2 billion after our IPO in January, 2007, and were $2.5 billion after our second step in June, 2010.  We have been able to deliver steady organic growth that has resulted in the strong community bank that we are today.” Mr. Lynch continued: “The Board and I very much appreciate the efforts of our employees and support of our shareholders that have allowed us to attain this enviable position.”

Comparison of Operating Results for the Periods Ended December 31, 2016 and 2015

Net Income.  Net income decreased $5.0 million to $11.4 million for the quarter ended December 31, 2016, from $16.4 million for the corresponding 2015 quarter.  Net income decreased $7.0 million to $22.0 million for the six months ended December 31, 2016, from $29.0 million for the corresponding 2015 period.  The primary cause of the decrease was profits on the sale of investments in real estate joint ventures, partially offset by fees on the prepayment of FHLB advances, in the 2015 periods.

Total Interest Income.  The components of interest income for the three months ended December 31, 2016 and 2015, changed as follows:

	Three Months Ended December 31,				Increase / (decrease)
	2016		2015			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$33,135	4.06%	$31,148	4.43%	$1,987	$451,503	-0.37%
Dividends on FHLB stock	417	5.05%	391	4.58%	26	(1,102)	0.47%
Interest on securities AFS	826	1.81%	1,154	1.98%	(328)	(50,513)	-0.17%
Interest on securities HTM	871	1.83%	663	1.94%	208	53,871	-0.11%
Interest on federal funds sold
and short term investments	2	0.64%	1	0.25%	1	(345)	0.39%
Total interest income	$35,251	3.84%	$33,357	4.15%	$1,894	$453,414	-0.31%

The Company’s primary strategic business objective remains the organic growth of multifamily and commercial real estate loans.  The average balance of the loan portfolio increased $451.5 million, or 16.1%, for the three months ended December 31, 2016 versus the comparable 2015 period.  On a linked quarter basis (December 31, 2016 versus September 30, 2016), the annualized growth rates of the portfolio were 14.3% and 21.7%, when measured based on average and period end balances, respectively.  Loan originations and purchases totaled $226.0 million and $39.3 million, respectively, for the three months ended December 31, 2016.  This compares to loan originations and purchases of $221.1 million and $37.9 million, respectively, for the comparable 2015 period.  Loan growth continues to be impacted by principal payments.  Loan principal payments totaled $91.7 million and $113.0 million for the three months ended December 31, 2016 and 2015, respectively.

The yield on the loan portfolio decreased 37 basis points for the quarter ended December 31, 2016 versus the comparable 2015 period.  The loan yield in both periods was impacted by prepayment penalties.  Prepayment penalties totaled $1.2 million for the quarter ended December 31, 2016 versus $1.6 million for the quarter ended December 31, 2015.  Prepayment penalties boosted annualized loan yield by 15 basis points in the 2016 period versus 22 basis points in the 2015 period.  On a linked quarter basis, the yield on the loan portfolio was flat.  This result was impacted by prepayment penalties, which totaled $631,000 for the quarter ended September 30, 2016 (versus $1.2 million for the quarter ended December 31, 2016).  Absent the impact of the prepayment penalties, the yield on the loan portfolio decreased 6 basis points on a linked quarter basis.  The decrease continues a trend of decreased yield on loans and was primarily attributable to the factors discussed in the Company’s Form 10-K as of June 30, 2016 and other public filings.  The increase in market rates that began in October 2016 and accelerated in November 2016 has been partially captured in the loan rates associated with the Company’s originations since that time and has begun to partially mitigate the factors causing the yield to decrease.

The average balance of securities available for sale decreased $50.5 million for the three months ended December 31, 2016 versus the comparable 2015 period, while the average balance of securities held to maturity increased $53.9 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity.

The components of interest income for the six months ended December 31, 2016 and 2015, changed as follows:

	Six Months Ended December 31,				Increase / (decrease)
	2016		2015			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on loans	$65,108	4.06%	$61,937	4.45%	$3,171	$421,836	-0.39%
Dividends on FHLB stock	874	5.28%	792	4.40%	82	(2,902)	0.88%
Interest on securities AFS	1,652	1.89%	2,357	1.95%	(705)	(67,549)	-0.06%
Interest on securities HTM	1,674	1.85%	1,234	1.99%	440	57,048	-0.14%
Interest on federal funds sold
and short term investments	3	0.58%	2	0.25%	1	(598)	0.33%
Total interest income	$69,311	3.85%	$66,322	4.16%	$2,989	$407,835	-0.31%

The explanations for changes described above for the three month period are also applicable to the six month period.  Loan originations and purchases for the six months ended December 31, 2016 totaled $378.5 million and $65.8 million, respectively.  Loan originations and purchases for the six months ended December 31, 2015 totaled $335.7 million and $37.9 million, respectively.  Prepayment penalties totaled $1.8 million for the six months ended December 31, 2016 and $3.1 million for the six months ended December 31, 2015.  Prepayment penalties boosted annualized loan yield by 11 basis points in the 2016 period versus 23 basis points in the 2015 period.

Total Interest Expense. The components of interest expense for the three months ended December 31, 2016 and 2015, changed as follows:

	Three Months Ended December 31,				Increase / (decrease)
	2016		2015			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$97	0.23%	$94	0.24%	$3	$13,266	-0.01%
Money market	1,895	1.03%	1,347	0.80%	548	63,103	0.23%
Checking accounts	728	0.44%	418	0.37%	310	218,069	0.07%
Time deposits	3,244	1.31%	2,597	1.24%	647	153,117	0.07%
Total deposits	5,964	0.93%	4,456	0.84%	1,508	447,555	0.09%
Borrowings	3,058	1.82%	3,607	2.16%	(549)	2,367	-0.34%
Total interest expense	$9,022	1.12%	$8,063	1.16%	$959	$449,922	-0.04%

Strong deposit growth remains a strategic objective of the Company.  As detailed above, the average balance of deposits increased $447.6 million, or 21.2%, for the quarter ended December 31, 2016 versus the comparable 2015 period.  The balance of deposits increased $158.4 million and $94.8 million when measured versus the average and period end balances for the quarter ended September 30, 2016, respectively.  The overall cost of deposits increased 9 basis points for the quarter ended December 31, 2016 versus the comparable 2015 period.  On a linked quarter basis, the cost of deposits decreased 2 basis points.

As detailed in table above, the average balance of borrowings was relatively stable, increasing $2.4 million, or 0.4%, for the three months ended December 31, 2016 versus the comparable 2015 period, while the cost decreased 34 basis points.  On a linked quarter basis, the average balance decreased $2.7 million while the cost increased 3 basis points.  Increases in deposit balances have allowed the Company to fund asset growth with minimal impact on the total amount of borrowings.  Despite this, there was an uptick in period end borrowing balances at December 31, 2016.  Borrowings increased $133.0 million to $800.6 million at December 31, 2016, from $667.6 million at September 30, 2016.  The Company realized substantial loan originations and purchases in the month of December, 2016, which necessitated the increase in borrowings.

As discussed in the Company’s Form 10-K as of June 30, 2016 and other public filings, the Company undertook two balance sheet restructures which, amongst other effects, impacted the cost of money market deposits and borrowings.

The components of interest expense for the six months ended December 31, 2016 and 2015, changed as follows:

	Six Months Ended December 31,				Increase / (decrease)
	2016		2015			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$194	0.23%	$188	0.24%	$6	$10,671	-0.01%
Money market	3,779	1.04%	2,186	0.68%	1,593	78,921	0.36%
Checking accounts	1,277	0.42%	814	0.37%	463	166,246	0.05%
Time deposits	6,453	1.31%	4,930	1.22%	1,523	171,903	0.09%
Total deposits	11,703	0.94%	8,118	0.79%	3,585	427,741	0.15%
Borrowings	6,079	1.81%	8,761	2.47%	(2,682)	(37,400)	-0.66%
Total interest expense	$17,782	1.13%	$16,879	1.22%	$903	$390,341	-0.09%

The explanations for changes described above for the three month period regarding deposits are also applicable to the six month period.  The impact of the balance sheet restructures is greater in the six month period of measurement.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $935,000 to $26.2 million for the three months ended December 31, 2016, from $25.3 million for the three months ended December 31, 2015.  Net interest income increased by $2.1 million to $51.5 million for the six months ended December 31, 2016, from $49.4 million for the six months ended December 31, 2015.  These increases were realized despite a decrease in prepayment penalty income of $351,000 for the three months ended December 31, 2016 and $1.3 million for the six months ended December 31, 2016.  The Company’s net interest income, spread and margin over the period are detailed in the chart below.

	Including Prepayment Penalties			Excluding Prepayment Penalties *
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
December 31, 2016	$26,229	2.72%	2.86%	$25,030	2.59%	2.73%
September 30, 2016	25,300	2.73%	2.87%	24,669	2.65%	2.80%
June 30, 2016	25,707	2.82%	2.97%	24,169	2.64%	2.79%
March 31, 2016	25,151	2.86%	3.01%	24,154	2.74%	2.89%
December 31, 2015	25,294	2.99%	3.14%	23,744	2.79%	2.95%
* - Prepayment penalties on loans and FHLB advances are excluded.

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  While prepayment penalty income is expected to continue, significant fluctuations in the level of prepayment income are also expected.

The Company’s spread and margin remain under pressure due to several factors.  These factors were discussed in the Company’s Form 10-K for the annual period ended June 30, 2016, and in other prior public releases.  Recent changes in market interest rates will impact the Company’s spread and margin.  The increase in the discount rate and federal funds target rate by the Federal Open Market Committee in December, 2016 increased the cost of the Company’s short term borrowings.  This increase may also indirectly increase the cost of deposits.  Longer term rates have also risen due to market conditions.  The spread between short term and long term market interest rates has generally been increasing since October, 2016.  The increase in this spread generally augments the Company’s spread and margin through higher loan rates, though its positive impact may be delayed.  Despite current spread and margin compression, the Company’s net interest income excluding prepayment penalties has been expanding.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $76,000 and $196,000 for the three and six months ended December 31, 2016, respectively, and $123,000 and $299,000 for the three and six months ended December 31, 2015, respectively.

Provision for Loan Losses.  The Company recorded no provision for loan losses for the three and six months ended December 31, 2016 and December 31, 2015.  A rollforward of the allowance for loan losses for the three and six months ended December 31, 2016 and 2015 is presented below:

	Three months ended		Six months ended
	December 31,		December 31,
	2016	2015	2016	2015

	(Dollars in thousands)
Balance at beginning of period	$29,878	$30,634	$29,951	$30,889
Provisions charged to operations	-	-	-	-
Recoveries of loans previously charged off	-	1	2	1
Loans charged off	1	-	76	255
Balance at end of period	$29,877	$30,635	$29,877	$30,635

Allowance for loan losses to total loans	0.87%	1.04%	0.87%	1.04%
Net charge-offs (annualized) to average
loans outstanding	-%	-%	0.01%	0.02%

Delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the level of provision for loan losses.

Delinquency and non performing asset information is provided below:

	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$3,133	$1,686	$8,912	$2,930	$6,320
60 - 89 days past due	1,196	1,060	1,698	1,184	404
Nonaccrual	10,393	10,537	9,968	9,989	10,880
Total	$14,722	$13,283	$20,578	$14,103	$17,604

Non Performing Asset Totals
Nonaccrual loans, per above	$10,393	$10,537	$9,968	$9,989	$10,880
Real Estate Owned	266	449	487	487	487
Total	$10,659	$10,986	$10,455	$10,476	$11,367

Nonaccrual loans to total loans	0.30%	0.32%	0.31%	0.33%	0.37%
Delinquent loans to total loans	0.43%	0.41%	0.65%	0.46%	0.60%
Non performing assets to total assets	0.27%	0.29%	0.28%	0.29%	0.32%

Delinquent loan and non performing asset totals continue to illustrate minimal credit issues at the Company.  In addition, of the $10.4 million in loans classified as nonaccrual at December 31, 2016, $6.5 million were fully current.

Other Income.  Other income decreased $26.3 million to $1.2 million for the three months ended December 31, 2016, from $27.5 million for the three months ended December 31, 2015.   In the 2015 period, the Company sold certain investments in its real estate joint ventures and real estate held for investment portfolios.  The pretax gain realized on such dispositions for the quarter ended December 31, 2015 was $25.3 million.  There was also a gain of $225,000 on the disposition of real estate owned.  In addition, there was a gain of $604,000 was realized on the sale of equity securities as well as the sale of investment securities sold in conjunction with the balance sheet restructure in the 2015 period.  There were no comparable sales in the 2016 period.  See additional information under “Comparison of Financial Condition at December 31, 2016 and June 30, 2016,” regarding the sales of investments in real estate joint ventures and real estate held for investment.

Other income decreased $31.0 million to $2.4 million for the six months ended December 31, 2016 from $33.5 million for the six months ended December 31, 2015.  The six month period was also impacted by the items described above regarding the sales of investments in real estate joint ventures, real estate held for investment, real estate owned and investment securities.

Other Expenses.  Other expenses decreased $15.9 million to $11.1 million for the three months ended December 31, 2016, from $26.9 million for the three months ended December 31, 2015.  The decrease was primarily due to prepayment fees incurred in connection with the prepayment of various FHLB advances in the 2015 period.  See the Company’s Form 10-K as of June 30, 2016 and other public filings for details regarding the Company’s balance sheet restructures.  Compensation, payroll taxes and fringe benefits, decreased $1.8 million to $8.2 million for the three months ended December 31, 2016, from $10.1 million for the three months ended December 31, 2015.   The decrease primarily pertained to the amortization cost associated with the Company’s 2011 Equity Plan.  The majority of the stock awards and stock options granted in conjunction with this plan fully amortized in August 2016.  The 2016 period includes $74,000 of expense associated with this plan while the 2015 period includes expenses totaling $1.5 million.  The balance of the change is primarily due to decreased ESOP related expenses partially offset by increased costs associated with non qualified benefit plans.  The Company’s efficiency ratio for the 2016 period was 40.3%.

Other expenses decreased $16.3 million to $21.3 million for the six months ended December 31, 2016, from $37.7 million for the six months ended December 31, 2015.  The six month period was also affected by the items described above for the three month period.  A portion of the 2016 period included the full cost of the amortization of the 2011 Equity Plan.  Such expense totaled $849,000 in the 2016 period versus $3.0 million in the 2015 period.

Income Tax Expense.  Income tax expense for the three months ended December 31, 2016 was $5.0 million on pre-tax income of $16.4 million, resulting in an effective tax rate of 30.4%.   Income tax expense for the three months ended December 31, 2015 was $9.5 million on pre-tax income of $25.8 million, resulting in an effective tax rate of 36.6%.  Income tax expense for the six months ended December 31, 2016, was $10.7 million, due to pre-tax income of $32.6 million, resulting in an effective tax rate of 32.6%.  For the six months ended December 31, 2015, income tax expense was $16.3 million, due to pre-tax income of $45.2 million, resulting in an effective tax rate of 35.9%.  The Company adopted Accounting Standards Update 2016-09, (an update to Accounting Standards Codification 718 “Compensation—Stock Compensation,”) as of June 30, 2016 and retroactive to July 1, 2015.  Under this guidance, the excess tax benefit associated with the exercise or vesting of stock awards is recorded as a reduction in provision for income taxes, and this resulted in reducing the effective tax rates in all reported periods as non qualified stock options were exercised.

Comparison of Financial Condition at December 31, 2016 and June 30, 2016

Total Assets.  Total assets increased $342.8 million to $4.01 billion at December 31, 2016, from $3.67 billion at June 30, 2016.  The annualized asset growth rate for fiscal 2017 was 18.7%.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) increased $15.8 million to $32.4 million at December 31, 2016, from $16.6 million at June 30, 2016.

Net Loans.  Loans, net increased $251.2 million, or 8.0%, to $3.38 billion at December 31, 2016, from $3.13 billion at June 30, 2016.  The annualized growth rate was 16.0%.  See “Interest Income” for discussion regarding loans balances.

Securities available for sale.  Securities AFS increased $38.3 million to $180.2 million at December 31, 2016, from $141.9 million at June 30, 2016.  Although the Company had been classifying the majority of new purchases as held to maturity, the Company has purchased $66.2 million of adjustable rate mortgage backed securities in fiscal 2017 that have been classified as AFS.

Securities held to maturity.  Securities HTM increased $33.7 million to $201.8 million at December 31, 2016, from $168.1 million at June 30, 2016.

Investments in Real Estate Joint Ventures, Net and Real Estate Held for Investment.  The Company previously announced its intention to investigate the sale of the properties and interests in these portfolios.  As of December 31, 2016, all but one such property had been sold and closed.  This remaining property is currently under contract for sale.  Management will provide additional updates when the sale closes.

Federal Home Loan Bank of New York (“FHLB”) stock.  FHLB stock increased $875,000 to $38.9 million at December 31, 2016, from $38.0 million at June 30, 2016.  FHLB stock holdings are required depending on several factors, including the level of borrowings with the FHLB.

Deposits.  Deposits increased $331.1 million to $2.59 billion at December 31, 2016, from $2.26 billion at June 30, 2016.  See “Interest Expense” for discussion regarding deposit balances.

Borrowings.  Borrowings increased $19.0 million to $800.6 million at December 31, 2016, from $781.6 million at June 30, 2016.  See “Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity increased $3.3 million to $538.5 million at December 31, 2016, from $535.2 million at June 30, 2016.  The increase was primarily due to net income, the net impact of the amortization of stock based compensation plans and a decrease in other comprehensive loss, partially offset by dividends and repurchases.  The dividends paid include regular quarterly dividends of $0.175 per share paid on August 19, 2016 and November 18, 2016, as well as a special dividend of $0.50 per share paid on December 23, 2016.  During the six months ended December 31, 2016, 98,655 shares of stock were repurchased at a total cost of $1.6 million and an average cost of $15.95 per share.  The shares repurchased were shares redeemed by employees, in lieu of payroll taxes due, in conjunction with the vesting of stock awards from the 2011 Equity Plan.  Based on our December 31, 2016 closing price of $18.75 per share, the Company stock was trading at 159.7% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as  "may,"  "will,"  "believe,"  "expect," "estimate,"  "anticipate,"  "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	June 30,
Assets	2016	2016
	(unaudited)	(audited)
Cash on hand and in banks	$29,533	$16,243
Federal funds sold and short term investments	2,849	328
Cash and cash equivalents	32,382	16,571

Loans, net	3,383,198	3,131,957
Securities available for sale, at fair value	180,194	141,850
Securities held to maturity,
fair value of $198,685 and $170,706, respectively.	201,813	168,107
Bank Owned Life Insurance (at cash surrender value)	94,672	93,327
Federal Home Loan Bank of New York stock ("FHLB"), at cost	38,878	38,003
Accrued interest receivable	10,247	9,943
Investments in real estate joint ventures, net	4,364	4,307
Real estate owned	266	487
Office properties and equipment, net	13,939	14,338
Deferred tax assets	40,328	47,360
Other assets	11,888	3,088
Total Assets	$4,012,169	$3,669,338

Liabilities
Deposits	$2,591,074	$2,260,003
Borrowings	800,635	781,623
Advance payments by borrowers for taxes and
insurance	20,372	21,415
Official checks outstanding	4,899	3,084
Other liabilities	56,725	68,013
Total liabilities	3,473,705	3,134,138

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,860,066 shares outstanding at
December 31, 2016 and 45,247,420 shares outstanding at
June 30, 2016.	562	562
Additional paid-in capital	511,487	513,177
Unallocated common stock held by the employee stock
ownership plan	(19,099)	(20,481)
Restricted Stock Awards	(483)	(4,242)
Treasury stock, at cost; 10,384,999 shares at December 31, 2016 and
10,997,645 shares at June 30, 2016.	(138,280)	(146,173)
Retained income	186,485	202,429
Accumulated other comprehensive loss, net of tax	(2,208)	(10,072)
Total stockholders' equity	538,464	535,200

Total Liabilities and Stockholders' Equity	$4,012,169	$3,669,338

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended December 31, 2016 and 2015
(In thousands, except share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2016	2015	2016	2015
	unaudited		unaudited
Interest income:
Loans	$33,135	$31,148	$65,108	$61,937
Dividends on FHLB stock	417	391	874	792
Securities available for sale	826	1,154	1,652	2,357
Securities held to maturity	871	663	1,674	1,234
Federal funds sold and short term investments	2	1	3	2
Total interest income	35,251	33,357	69,311	66,322

Interest expense:
Deposits	5,964	4,456	11,703	8,118
Borrowings	3,058	3,607	6,079	8,761
Total interest expense	9,022	8,063	17,782	16,879

Net interest income before provision for loan losses	26,229	25,294	51,529	49,443

Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	26,229	25,294	51,529	49,443

Other income:
Service charges	176	208	358	466
Real estate operations, net	—	36	—	271
Net income from investments in real estate joint ventures	260	311	576	718
Bank-owned life insurance	666	678	1,345	1,374
Net gain on sale of assets	—	25,554	—	29,866
Net gain on sale of securities	—	604	—	604
Other income	81	91	162	168
Total other income	1,183	27,482	2,441	33,467

Other expenses:
Compensation, payroll taxes and fringe benefits	8,207	10,056	15,565	17,759
Advertising	125	90	215	180
Office occupancy and equipment expense	781	689	1,581	1,407
Data processing service fees	559	496	1,103	1,014
Federal insurance premiums	300	399	750	798
Real estate owned operations	69	11	124	341
FHLBNY prepayment penalties	—	13,873	—	13,873
Other expenses	1,017	1,315	1,988	2,294
Total other expenses	11,058	26,929	21,326	37,666

Income before income tax expense	16,354	25,847	32,644	45,244
Income tax expense	4,978	9,470	10,657	16,252
Net income	$11,376	$16,377	$21,987	$28,992

Income per basic common share	$0.26	$0.39	$0.51	$0.70
Income per diluted common share	$0.26	$0.38	$0.50	$0.68

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400